UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                             TOMPKINS TRUSTCO, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

      [X]  No fee required.
      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:  N/A
(2)   Aggregate number of securities to which transaction applies:  N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)   Proposed maximum aggregate value of transaction:  N/A
(5)   Total fee paid:  N/A
      [ ]  Fee paid previously with preliminary materials.
      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)  Amount Previously Paid: N/A
           (2)  Form, Schedule or Registration Statement No.: N/A
           (3)  Filing Party: N/A
           (4)  Date Filed: N/A

                          [LOGO] TOMPKINS TRUSTCO INC.

                                                                   April 7, 2006


                  NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

                  TO THE STOCKHOLDERS OF TOMPKINS TRUSTCO, INC.

The annual meeting of stockholders (the "Meeting") of Tompkins Trustco, Inc. ("Tompkins Trustco" or the "Company") will be held on Monday, May 8, 2006 at 5:30 p.m., at the Country Club of Ithaca, 189 Pleasant Grove Road, Ithaca, New York, for the following purposes:

     1. To elect five (5) directors for a term of three (3) years expiring in the year 2009; and

     2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 10, 2006 as the record date for determining stockholders entitled to notice of and to vote at the Meeting. Only stockholders of record at the close of business on that date are entitled to vote at the Meeting.

A stockholder's information meeting will be held at 5:30 p.m. on Wednesday, May 10, 2006, for our stockholders in the Castile area at Terry Hills, 5122 Clinton Street Road (Rt. 33), Batavia, New York.

A stockholder's information meeting will be held at 6:00 p.m. on Wednesday, May 24, 2006, for our stockholders in the Mahopac area at Mahopac Golf Club, 601 North Lake Blvd., Mahopac, New York.

Enclosed with this notice are a proxy statement, a form of proxy and return envelope, instructions for voting by telephone or via the Internet, the Company's Annual Report on Form 10-K for the Company's 2005 fiscal year, and the Company's 2005 Corporate Report to stockholders.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, you are urged to read and carefully consider the enclosed proxy statement. You may vote by telephone, via the Internet, or mark, sign, date, and return the enclosed form of proxy in the accompanying pre-addressed postage-paid envelope. Your proxy may be revoked prior to its exercise by filing a written notice of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of Tompkins Trustco prior to the Meeting, or by attending the Meeting and filing a written notice of revocation with the Corporate Secretary at the Meeting prior to the vote and voting in person.

By Order of the Board of Directors,


   /s/ JAMES J. BYRNES                         /s/ LINDA M. CARLTON
   ----------------------------------          ---------------------------------
   James J. Byrnes                             Linda M. Carlton
   Chairman & Chief Executive Officer          Asst. Vice President & Corporate
                                               Secretary


               P.O. BOX 460, ITHACA, NEW YORK 14851 (607) 273-3210

                      [This Page Intentionally Left Blank]

                          [LOGO] TOMPKINS TRUSTCO INC.

                                 PROXY STATEMENT

              ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 8, 2006

This proxy statement together with the form of proxy is being mailed to stockholders on or about April 7, 2006 in connection with the solicitation by the Board of Directors of Tompkins Trustco, Inc. (the "Company") of proxies to be used at the annual meeting of stockholders (the "Meeting") of the Company to be held at the Country Club of Ithaca, 189 Pleasant Grove Road, Ithaca, New York on Monday, May 8, 2006 at 5:30 p.m., and any adjournment thereof.

Voting

Only stockholders of record at the close of business on March 10, 2006 will be entitled to vote. On March 10, 2006, there were 9,047,394 shares of common stock of the Company, par value $0.10 per share (the "Common Stock"), outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Meeting.

Stockholders whose shares are registered in their own names may vote by mailing a completed proxy, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed form of proxy. To vote by mailing a proxy, sign and return the enclosed form of proxy in the enclosed pre-addressed postage-paid envelope. Shares of Common Stock covered by a proxy that is properly executed and received prior to the close of business on the day of the Meeting will be voted and, if the stockholder who executes such proxy shall specify therein how such shares shall be voted on such proposals, the shares will be voted as so specified. Executed proxies with no instructions will be voted "FOR" each proposal for which no instruction is given. Other than the election of directors, the Board is not aware of any other matters to be presented for stockholder action at the Meeting. However, if other matters do properly come before the Meeting or any adjournments thereof, the Board of Directors intends that the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on any such matters in accordance with the judgment of the person or persons acting under the proxy.

The presence of a stockholder at the Meeting will not automatically revoke a proxy previously delivered by that stockholder. A stockholder may, however, revoke his or her proxy at any time prior to its exercise by: (1) delivering to the Corporate Secretary a written notice of revocation prior to the Meeting, (2) delivering to the Corporate Secretary a duly executed proxy bearing a later date, or (3) attending the Meeting and filing a written notice of revocation with the Corporate Secretary at the Meeting prior to the vote and voting in person.

The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting and, in the event there are not sufficient votes on any matter, the Meeting may be adjourned.

Vote Required And Board Recommendations

Proposal                 Vote Required                      Board of Directors Recommendation
--------                 -------------                      ---------------------------------
Election of Directors    Plurality of eligible votes cast   "FOR" all director nominees

Abstentions and Broker Non-votes

Abstentions, in person or by proxy, and broker non-votes will each be counted for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that matter and has not received instructions from the beneficial owner. However, abstentions and broker non-votes are not deemed to be "votes cast" and therefore have no effect on the outcome of the vote, which requires a plurality of the votes cast. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast and will have no effect on the outcome of the election.

Solicitation of Proxies

The total cost of solicitation of proxies in connection with the Meeting will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies for the Meeting personally or by telephone or electronic communication without additional remuneration. The Company will also provide brokers and other record owners holding shares in their names or in the names of nominees, in either case which are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 10, 2006, with respect to the beneficial ownership of the Company's Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director and nominee; (iii) each executive officer named in the Summary Compensation Table; and (iv) all executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the outstanding shares of Common Stock beneficially owned.


                                                           Common Stock
                                                        Beneficially Owned
                                                 -------------------------------
                                                                     Percent of
                                                     Number of      Outstanding
Names                                                  Shares          Shares(1)
--------------------------------------------------------------------------------

Directors, Nominees and Executive Officers
   Russell K. Achzet+                                31,726(2)            **
   John E. Alexander+                                16,928(3)            **
   James J. Byrnes*+                                 79,945(4)            **
   Francis M. Fetsko*                                17,480(5)            **
   James W. Fulmer*+                                104,229(6)           1.15
   Stephen E. Garner*                                35,849(7)            **
   Reeder D. Gates+                                 103,324(8)           1.14
   William W. Griswold+                               2,528(9)            **
   James R. Hardie+                                  71,367(10)           **
   Elizabeth W. Harrison+                               254(11)           **
   Bonnie H. Howell+                                  4,307(12)           **
   Patricia A. Johnson++                                  0(13)           **
   Hunter R. Rawlings, III+                             826(14)           **
   Stephen S. Romaine*                                9,089(15)           **
   Thomas R. Salm+                                    2,581(16)           **
   Michael H. Spain+                                422,461(17)          4.67
   William D. Spain, Jr.+                           419,806(18)          4.64
   Craig Yunker+                                      9,721(19)           **

   All directors and executive
   officers as a group (22 persons)               1,087,149             11.85

Investment Services Division of
Tompkins Trust Company in the
fiduciary capacity indicated:

   Executor, Trustee or Co-Trustee                1,004,934(20)         11.11

   Trustee for the Tompkins                         630,591(20)          6.97
   Trustco Employee Stock
   Ownership and Investment &
   Stock Ownership Plans

   Agent or Custodian                               302,901(20)          3.35


*  Named Executive Officer
+  Currently a Director of the Company
++ Director Nominee
** Less than 1 percent

(1) The number of shares beneficially owned by each person or group as of March 10, 2006 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 10, 2006, including, but not limited to, upon the exercise of options. References to options in these footnotes include only options to purchase shares that were exercisable on or within 60 days after March 10, 2006. For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 9,047,394 shares of Common Stock outstanding on March 10, 2006 plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 10, 2006.

(2)    Shares are owned by the Russell K. Achzet Revocable Trust.

(3) Includes 322 shares owned by Mr. Alexander's spouse. Does not include 2,527 shares acquired pursuant to the Company's Stock Retainer Plan for Eligible Directors of Tompkins Trustco, Inc. and Participating Subsidiaries (the "Retainer Plan") and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(4) Includes 22,092 shares held in the Company's Employee Stock Ownership and Investment & Stock Ownership Plans and 9,075 shares that Mr. Byrnes may acquire by exercise of options exercisable at March 10, 2006 or 60 days thereafter.

(5) Includes 1,619 shares held in the Company's Employee Stock Ownership and Investment & Stock Ownership Plans and 15,056 shares that Mr. Fetsko may acquire by exercise of options exercisable at March 10, 2006 or 60 days thereafter.

(6) Includes 11,846 shares held in the Company's Employee Stock Ownership Plan, 23,265 shares owned by Mr. Fulmer's spouse, 320 shares held by Mr. Fulmer as Custodian for his son under the Uniform Transfers to Minors Act, and 31,790 shares that Mr. Fulmer may acquire by exercise of options exercisable at March 10, 2006 or 60 days thereafter.

(7) Includes 5,208 shares held in the Company's Employee Stock Ownership and Investment & Stock Ownership Plans and 21,141 shares that Mr. Garner may acquire by exercise of options exercisable at March 10, 2006 or 60 days thereafter.

(8) Includes 87,134 shares held in the R. D. Gates, Ltd. Employee Profit Sharing Fund, over which Mr. Gates exercises voting and investment power, and 2,435 shares owned by Mr. Gates' spouse. Does not include 2,404 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(9) Does not include 2,976 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(10) Includes 367 shares held in the Company's Employee Stock Ownership Plan. Does not include 270 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(11) Does not include 480 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(12) Does not include 1,672 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(13) Does not include 435 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(14) Does not include 2,083 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(15) Includes 1,431 shares held in the Company's Employee Stock Ownership and Investment & Stock Ownership Plans and 7,658 shares that Mr. Romaine may acquire by exercise of options exercisable at March 10, 2006 or 60 days thereafter.

(16) Includes 759 shares owned by Mr. Salm's spouse. Does not include 2,837 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(17) Includes 382,461 shares of Common Stock held by W. D. Spain & Sons Limited Partnership, of which Mr. Michael Spain is a General Partner and shares voting and investment control. Mr. Spain disclaims beneficial ownership of all shares of Common Stock owned by W. D. Spain & Sons Limited Partnership, except to the extent of 76,492 shares which represent his indirect pecuniary interest, through his ownership of 20% of W. D. Spain & Sons Limited Partnership. Mr. Spain's beneficial ownership does not include 776 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(18) Includes 382,461 shares of Common Stock held by W. D. Spain & Sons Limited Partnership, of which Mr. William Spain, Jr. is a General Partner and shares voting and investment control. Mr. Spain disclaims beneficial ownership of all shares of Common Stock owned by W. D. Spain & Sons Limited Partnership, except to the extent of 76,492 shares which represent his indirect pecuniary interest, through his ownership of 20% of W. D. Spain & Sons Limited Partnership. Mr. Spain's beneficial ownership does not include 889 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(19) Does not include 1,144 shares acquired pursuant to the Retainer Plan and held in a deferred trust account; directors have no voting or investment power with respect to such shares.

(20) As of March 10, 2006, Tompkins Investment Services, a division of the Tompkins Trust Company, which is a wholly owned subsidiary of the Company (the "Trust Company"), held 1,938,426 shares of Common Stock of the Company, representing 21.43% of the outstanding shares of Common Stock. Of such shares, 1,004,934 shares are held in a fiduciary capacity as executor, trustee or co-trustee. Where the Trust Company is sole executor or trustee, such shares, generally, will be voted only if the legal instrument provides for voting the stock at the direction of the donor or a beneficiary and such direction is in fact received. When acting in a co-fiduciary capacity, such shares will be voted by the co-fiduciary or fiduciaries in the same manner as if the co-fiduciary or fiduciaries were the sole fiduciary. Of the 630,591 shares identified in the above table, 489,436 shares, or 5.41% of the outstanding shares, are held by the Tompkins Trustco, Inc. Employee Stock Ownership Plan and 141,155 shares, or 1.56% of the outstanding shares, are held by the Tompkins Trustco, Inc. Investment & Stock Ownership Plan for which all shares have been allocated to participant accounts. Individual plan participants are entitled to vote these shares, and as a result these shares are not voted by the Trustee. The shares of Common Stock held in deferred trust accounts for non-employee directors are voted by the Trust Company, as trustee of the Rabbi Trust. In addition, 302,901 shares are held as agent or custodian with the voting power retained by the owner. Such shares represent 3.35% of the Common Stock outstanding. Tompkins Trust Company's address is P.O. Box 460, Ithaca, New York 14851.

                                    PROPOSAL

                              ELECTION OF DIRECTORS

The Board is divided into three classes, with the classes of directors serving for staggered three-year terms that expire in successive years. Four of the nominees for director are currently serving as directors of the Company and are standing for re-election at the Meeting. Mr. Achzet, whose term as a director of the Company commenced after the last election of directors, was appointed to the Board in January 2006 to fill a vacancy on the Board created in connection with the Company's acquisition of AM&M Financial Services, Inc., an entity in which Mr. Achzet served as an executive officer and was a principal shareholder. Mr. Achzet was recommended by the Nominating and Corporate Governance Committee for appointment, and nomination for election to the Board at the Meeting, pursuant to the terms and conditions of the agreement and plan of merger governing the Company's acquisition of AM&M Financial Services. Nominee Patricia A. Johnson was identified and nominated by the Nominating and Corporate Governance Committee.

At the Meeting, stockholders will elect five directors to hold office until the 2009 annual meeting of stockholders or until their successors are duly elected and qualified. The nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Meeting will be elected to the Board.

The persons named in the proxy to represent stockholders at the Meeting are Francis M. Fetsko and Linda M. Carlton. The proxies will vote as directed and in the absence of instructions, will vote the shares represented by the proxies in favor of the election of nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors, upon recommendation of the Company's Nominating and Corporate Governance Committee, to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The Board recommends a vote "FOR" the election of each of the director nominees.

The following table sets forth each director nominee and continuing director's name, age, the year he or she first became a director and the year in which his or her term will expire. Biographies of the director nominees and the directors continuing in office follow the table. Unless otherwise indicated, all directors have been employed in their current positions for at least five years.

                                                        Year First
                                                         Elected     Term to
Name                                             Age     Director     Expire    Independent(1)

----------------------------------------------------------------------------------------------
Board  Nominees for Terms to Expire in 2009:
----------------------------------------------------------------------------------------------
   Russell K. Achzet                             65         2006       2009          No
   James W. Fulmer                               54         2000       2009          No
   James R. Hardie                               63         2001       2009          No
   Patricia A. Johnson                           50           --       2009          Yes
   Thomas R. Salm                                65         1981(2)    2009          Yes
----------------------------------------------------------------------------------------------
Directors Continuing in Office:
----------------------------------------------------------------------------------------------

   John E. Alexander                             53         1993(2)    2008          Yes
   Elizabeth W. Harrison                         55         2004       2008          Yes
   Hunter R. Rawlings III                        61         1996       2008          Yes
   Craig Yunker                                  55         2000       2008          Yes

   James J. Byrnes                               64         1989(2)    2007          No
   Reeder D. Gates                               60         1985(2)    2007          Yes
   Bonnie H. Howell                              58         1982(2)    2007          Yes
   Michael H. Spain                              48         2000       2007          No
   William D. Spain, Jr.                         54         2000       2007          No

(1) Independence has been determined in accordance with Section 121A of the listing standards of the American Stock Exchange ("AMEX").

(2) Served as director of Tompkins Trust Company, which, as a result of a reorganization in 1995, became a wholly-owned subsidiary of Tompkins Trustco.

Business Experience of Directors, including Director Nominees

Russell K. Achzet was appointed to serve as a director of the Company on January 24, 2006. He founded AM&M Financial Services, Inc. in 1977, and its affiliated entities thereafter. He served as Chief Executive Officer of AM&M Financial Services until it was acquired by the Company on January 6, 2006. Mr. Achzet is certified by the Certified Financial Planner Board of Standards, Inc., and is a founder of National Advisors Trust Company, FSB and served on its Board of Directors until December 2005. He currently serves on the Foundation Advisory Board of Monroe Community College and the University of Rochester Planned Giving Council.

James W. Fulmer has served as President and a director of the Company since 2000. He also serves as a director of The Bank of Castile, and has served in such capacity since 1988 and as its Chairman since 1992. Effective December 18, 2002, he assumed the additional responsibilities of President and Chief Executive Officer of The Bank of Castile. Mr. Fulmer serves as a director of Mahopac National Bank, and has served in such capacity since 1999, and as Chairman of Tompkins Insurance Agencies since January 1, 2001. He served as the President and Chief Executive Officer of Letchworth Independent Bancshares Corporation from 1991 until its merger with the Company in 1999. Mr. Fulmer also served as the Chief Executive Officer of The Bank of Castile from 1996 through April 2000. He serves as a member of the board of directors of Erie and Niagara Insurance Association, the United Memorial Medical Center, and the Cherry Valley Cooperative Insurance Company, and is Treasurer of the Genesee County Economic Development Center. Under the terms of a management succession plan adopted by the Company's Board of Directors (the "Succession Plan"), it is expected that Mr. Fulmer will serve as a Vice Chairman of the Company beginning January 1, 2007.

James R. Hardie has served as a director of the Company since 2001. Mr. Hardie has been Vice Chairman of the board of directors of Tompkins Insurance Agencies, a wholly-owned subsidiary of the Company, since August 1, 2002. He was President of Austin, Hardie, Wise Agency, Inc. from 1974 until January 1, 2001, when he became President, Chief Executive Officer and a director of Tompkins Insurance Agencies. Effective January 1, 2003, Mr. Hardie's role as President and Chief Executive Officer was assumed by David S. Boyce; although Mr. Hardie no longer serves as the President and Chief Executive Officer of Tompkins Insurance Agencies, he continues to be employed by Tompkins Insurance Agencies as a producer. Mr. Hardie is the managing member of Bennington Farms, LLC, a property leasing company, and a minority stockholder in Moeller Hardie Jewelers.

Patricia A. Johnson currently serves as a director of Tompkins Trust Company, a wholly-owned subsidiary of the Company, and has served in such capacity since 2002. Ms Johnson began with Cornell University as the Assistant Treasurer in 1995 and has been Treasurer since March, 1999. Ms. Johnson serves, or has served, on numerous professional and community associations and boards of director, including the McGraw Housing Company, where she served as a director and served as President in 2003, the Ladies Union Benevolent Society, where she served as Treasurer, the Paleontological Research Institution, where she serves as Treasurer, Planned Parenthood of the Southern Finger Lakes, where she serves as a director, and previously served as Chair of the finance committee, and is currently the Vice Chair, Tompkins County Foundation, where she serves as Vice President, the United Educators Insurance Company, where she serves as a director and as a member of the investment committee, the Tompkins County Area Development where she serves as a director and as a member of the executive committee. She was also a member of the NACUBO Accounting Principles Council, and is currently a member of the Association for Financial Professionals.

Thomas R. Salm has served as a director of the Company since 1995 and as a director of Tompkins Trust Company since 1981. Prior to his retirement on August 31, 2002, Mr. Salm served as Vice President for Business Affairs at Ithaca College, Ithaca, New York for 26 years.

John E. Alexander has served as a director of the Company since 1995 and as a director of Tompkins Trust Company since 1993. Mr. Alexander was a principal stockholder and served as President and Chief Executive Officer of The CBORD Group, Inc., a computer software company which Mr. Alexander founded in 1975, until July 1, 2004. Mr. Alexander currently serves as Chairman of the Board of The CBORD Group.

Elizabeth W. Harrison has served as a director of the Company since 2004. She also serves as a director of The Bank of Castile, which is a wholly-owned subsidiary of the Company, and she has served in such capacity since February 2002. Ms. Harrison is President and Chief Executive Officer of the Genesee Country Village & Museum and has served in such capacity since November 1999. She also serves on the Museum's Board of Trustees. Prior to 1999, Ms. Harrison served for 18 years as President and Chief Executive Officer of Career Development Services, a not-for-profit educational corporation. Ms. Harrison serves on the boards of the Finger Lakes Tourism Alliance, the Museum Association of New York, and the Arts and Cultural Council.

Hunter R. Rawlings, III has served as a director of the Company and as a director of Tompkins Trust Company since 1996. From July 1, 1995, until his resignation, effective June 30, 2003, Dr. Rawlings was President of Cornell University. Dr. Rawlings is a Professor in the Classics Department and is serving as Interim President of Cornell University for the 2005-2006 academic year.

Craig Yunker has served as a director of the Company since 2000 and as a director of The Bank of Castile since 1991. He is the Managing Member of CY Farms, LLC, CY Properties, LLC, CY Heifer Farm, LLC, Batavia Turf, LLC, Provitello, LLC, companies engaged in farming, and Agricultural Development Services, LLC, an agricultural consulting business. Since 2001, he has served as a Trustee of Cornell University.

James J. Byrnes has served as the Company's Chief Executive Officer since its formation in 1995 and has served as the Chairman of the Board of Directors of the Company since 1992. From 1995 until January 24, 2000, Mr. Byrnes also served as the President of the Company. Mr. Byrnes currently serves as Chairman of the Board of Directors of Tompkins Trust Company. He also serves as a director of Mahopac National Bank, Tompkins Insurance Agencies, Inc., The Bank of Castile, and AM&M Financial Services, all subsidiaries of the Company. He also serves as Chairman of New York Business Development Corporation. Additionally, from 1989 until December 31, 2002, Mr. Byrnes served as the President and Chief Executive Officer of Tompkins Trust Company. From 1978 to 1988, Mr. Byrnes was employed at the Bank of Montreal, most recently as Senior Vice President. Under the Succession Plan, Mr. Byrnes is expected to retire from his position as Chief Executive Officer of the Company on January 1, 2007.

Reeder D. Gates has served as a director of the Company since 1995 and as a director of Tompkins Trust Company since 1985. Prior to his retirement in 2005, Mr. Gates was the President of R. D. Gates, Ltd., a company engaged in owning and operating community pharmacies, since January 1972.

Bonnie H. Howell has served as a director of the Company since 1995, and, until April 1, 2005, Dr. Howell served as Vice Chair of the Board of Directors of the Company, which position she held since 1995. Mr. Griswold assumed that position on April 1, 2005. She also serves as a director of Tompkins Trust Company, and has served in such capacity since 1982, and as Vice Chair of the Board of Directors of Tompkins Trust Company since 1992. Prior to her retirement on December 31, 2002, Dr. Howell was President and Chief Executive Officer of Cayuga Medical Center at Ithaca. She also serves as a Trustee of the Hospital Association of New York State. She has an appointment to Cornell University as Executive in Residence for the Sloan Program in Health Administration. She also taught a graduate level course in leadership. Dr. Howell also holds the position of Senior Consultant at Foley, Proctor Yoskowitz, where she specializes in executive coaching.

Michael H. Spain has served as a director of the Company since 2000. Mr. Spain also serves as a director of Mahopac National Bank, and has served in such capacity since since 1992. Mr. Spain also owns and serves as the President of the Spain Agency, an insurance agency located in Mahopac, New York. Mr. Spain is also a General Partner in W. D. Spain & Sons, LLP, a family limited partnership that owns Common Stock of the Company; President of Sleeping Indian, LLC, and Trail Property, Inc, real estate holding companies; and President of Wind River, LLC and Indian Paintbrush, LLC, companies engaged in real estate development.

William D. Spain, Jr. has served as a director of the Company since 2000. He also serves as a director of Mahopac National Bank, and has served in such capacity since 1991, and as Chairman of the Board of Directors of Mahopac National Bank since 2000. He has been the Managing Partner of Spain & Spain, PC, a law firm in Mahopac, New York, since 1983. Mr. Spain is also a General Partner in W. D. Spain & Sons, LLP, a family limited partnership that owns Common Stock of the Company.

The names and ages of the Company's executive officers, including the Named Executive Officers identified in the Summary Compensation Table in this proxy statement, their positions and offices held with the Company, their term of office and experience is set forth in Part I of the Company's Annual Report on Form 10-K for the Company's 2005 fiscal year, a copy of which is enclosed with this proxy statement.

Matters Relating To The Board Of Directors

Board of Directors Meetings and Committees

During fiscal 2005, the Board of Directors held four regular meetings and one special meeting. During this period, all of the directors attended or participated in at least 75%, other than Ms. Howell who attended or participated in 61%, of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served. Ms. Howell was briefed, both before and after meetings, on matters covered at the Board of Director and committee meetings she was not able to attend.

The Annual Meeting of Stockholders for fiscal 2004 was held on May 9, 2005, and with the exception of Hunter R. Rawlings, III, all of the Company's directors were in attendance.

The Board currently maintains and appoints the members of the following four standing committees: Executive/Compensation/Personnel Committee, Audit/Examining Committee, Nominating and Corporate Governance Committee and the Pension Investment Review Committee.

The current members of the committees are identified in the following table:

                            Executive/Compensation/   Audit/Examining   Nominating/Corporate   Pension
Director                    Personnel                                   Governance             Investment Review
----------------------------------------------------------------------------------------------------------------
John E. Alexander           --                        X                 X                      --
James J. Byrnes             --                        --                --                     Chair
Reeder D. Gates             X                         --                X                      --
William W. Griswold(1)      Chair                     Alternate         --                     --
Elizabeth W. Harrison       --                        --                Alternate              --
Bonnie H. Howell            X                         Chair             --                     --
Hunter R. Rawlings, III     --                        --                --                     X
Thomas R. Salm              X                         X                 Chair                  X
Craig Yunker                X                         --                --                     --

(1) Mr. Griswold is not standing for re-election to the Board of Directors this year; accordingly, Mr. Griswold's committee membership will terminate effective as of the date of the 2006 Annual Meeting of Stockholders.

The Executive/Compensation/Personnel Committee met sixteen times during fiscal 2005. Among its duties and responsibilities, this committee assesses the performance and reviews, determines and recommends salaries and other matters relating to executive compensation, including the compensation of the Company's Chief Executive Officer. It also administers the Company's stock option plans, including reviewing and granting stock options to executive officers and other employees. This committee also reviews and approves various other Company compensation policies and matters, senior management planning, and is responsible for assuring that the Company's executive officers are compensated effectively and in a manner consistent with the Company's objectives. Each of the members of this committee is an "independent director" as defined in Section 121A of the AMEX listing standards. For more information about the duties and responsibilities of this committee, see "Report of the Executive/Compensation/Personnel Committee of the Board of Directors," included in this proxy statement.

The Board of Directors has adopted a written charter for the Audit/Examining Committee. A copy of the Audit/Examining Committee's charter was included as Appendix A in the Company's proxy statement, filed with the Securities and Exchange Commission (the "SEC") on April 6, 2004. The Audit/Examining Committee met five times during fiscal 2005. This committee assists the Board in its general oversight of the Company's accounting and financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of the Company's independent auditors. The responsibilities and activities of the Audit/Examining Committee are described in greater detail in the "Report of the Audit/Examining Committee of the Board of Directors" included in this proxy statement. The Board of Directors has determined that John E. Alexander, William W. Griswold and Bonnie H. Howell each qualify as an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K and that each of the members of the Audit/Examining Committee satisfies the independence standards of Section 121A of the AMEX listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee's charter is posted in the "Corporate Governance" section of the Company's Investor Relations website (www.tompkinstrustco.com). The Nominating and Corporate Governance Committee met three times during the 2005 fiscal year. This committee is responsible for assisting the Board in developing corporate governance policies and practices that are compliant with applicable laws and regulations, including AMEX listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act of 2002. In addition, this committee is responsible for making recommendations to the Board regarding Board membership and composition. This committee establishes procedures for the nomination process and nominates or recommends to the Board qualified candidates for election to the Board.

The process for selecting director nominees entails making a preliminary assessment of each candidate based upon his or her qualifications, willingness to serve on the Board, and other background information. This information is then evaluated against the criteria set forth below, as well as the specific needs of the Company at that time. Based upon this preliminary assessment, candidates who appear to be the best fit may be interviewed. If the director nominee is a current Board member, the committee will also consider prior Board performance and contributions. At the conclusion of this process, the committee will nominate qualified candidate(s) that best meet(s) the Company's needs to the Board for election at the next annual meeting of stockholders. The committee uses the same process for evaluating all candidates, whether recommended by stockholders, directors or management.

The minimum qualifications and attributes that the committee believes must be possessed by a director nominee include: highest personal values, judgment and integrity; an understanding of the regulatory and policy environment in which the Company conducts its business; an understanding of, and interest in, the communities served by the Company; and experience in the key business, financial and management challenges that face financial service companies.

The committee considers nominees proposed by stockholders. To recommend a prospective nominee for the committee's consideration, stockholders should submit the candidate's name and qualifications to: Chairman, Nominating and Corporate Governance Committee, Tompkins Trustco, Inc. Board of Directors, P.O. Box 460, Ithaca, New York 14851. Each member of this committee is an "independent director" as defined in Section 121A of the AMEX listing standards.

The Pension Investment Review Committee met two times during fiscal 2005. This committee is responsible for reviewing the assets held in the Tompkins Trustco, Inc. Retirement Plan.

Director Compensation

It is the general policy of the Board that compensation of non-employee directors should consist of equity-based compensation in order to better align directors' interests with those of the Company's stockholders. It is also the general policy of the Board that employee directors are not paid for their service on the Company's Board of Directors in addition to their regular employee compensation.

Fees Paid to Directors

During fiscal 2005, the following fees were paid to non-employee directors of the Company for their service in such capacity:

     o    A meeting fee of $1,000 for each Board meeting attended;

     o A meeting fee of $275 for each committee meeting attended (except Audit/Examining Committee). Members of the Audit/Examining Committee received a meeting fee of $600 for each Audit/Examining Committee meeting attended;

     o    A $1,750 quarterly retainer fee for service as a director; and

     o An annual Chair fee of $1,000 was paid to Thomas Salm for his service as Chair of the Nominating and Corporate Governance Committee; an aggregate annual Chair fee of $2,500 was paid for service as Chair of the Audit/Examining Committee as follows: $625 was paid to William Griswold for his service as Chair of the Audit/Examining Committee in the first quarter of fiscal 2005, and an aggregate fee of $1,875 was paid to Bonnie Howell for her service as Chair of the Audit/Examining Committee during the second, third and fourth quarters of fiscal 2005.

In addition, Ms. Howell was paid a annual retainer fee of $4,500 for her service as Vice Chair of the Board of Directors in the first quarter of fiscal 2005, and Mr. Griswold was paid an aggregate annual retainer fee of $13,500 for his service as Vice Chair of the Board of Directors during the second, third and fourth quarters of fiscal 2005. Mr. Griswold was also paid $10,000 for his service on the Executive/Compensation/Personnel Committee's management succession project completed in fiscal 2005. Director Hardie was paid meeting fees and an annual retainer for his service on the Company's Board of Directors. Aggregate Fees Paid to Directors by the Company

Aggregate fees paid by the Company, including retainer, meeting, chair and/or committee fees, to all non-employee directors, and Mr. Hardie, in fiscal 2005 were $179,600.

Timing and Manner of Payment

All retainer and meeting fees, including those paid to Ms. Howell and Mr. Griswold, are paid quarterly by the Company. Mr. Griswold's fee for his services on the Executive/Compensation/Personal Committee with respect to completion of the management succession project was paid during the first quarter of fiscal 2006. All board/committee fees and retainers earned by directors are paid in accordance with the Retainer Plan, which provides that: (i) all such board/committee fees and retainers shall be paid in shares of Common Stock of the Company and (ii) the receipt of payment by directors of board/committee fees and retainers shall be deferred automatically pursuant to the terms of the Retainer Plan. Under the Retainer Plan, board/committee fees and retainers are transferred to a rabbi trust; and the trustee of the rabbi trust acquires shares of the Company's Common Stock for each director's deferred compensation account on the open market pursuant to the Company's Dividend Reinvestment and Stock Purchase and Sale Plan. A director has no rights in or to the shares of Common Stock held in the rabbi trust. A director does have the right, however, to the payment of his or her deferred compensation upon the earlier of the director's termination of service as a director of the Company; the director's attainment of the age of 72 years; or the director's death. An aggregate of 4,111.25 shares of Common Stock was acquired by the rabbi trust under the Retainer Plan representing board/committee fees and retainers paid in fiscal 2005.

Changes to Company Director Compensation for Fiscal 2006

Effective as of January 1, 2006, non-employee directors will receive a quarterly retainer fee of $1,750 for each fiscal quarter, including the first fiscal quarter, and $1,000 for each Board meeting attended. The Vice Chair will be paid an annual retainer of $18,000, in lieu of all meeting, Chair and committee fees. Each non-employee director will receive a meeting fee of $275 for each committee meeting attended (except Audit/Examining Committee). Members of the Audit/Examining Committee receive a meeting fee of $600 for each Audit/Examining Committee meeting attended. The Chair of the Audit/Examining Committee will be paid a fee of $2,500. Mr. Hardie will be paid a quarterly retainer of $1,750 for each fiscal quarter and will receive $1,000 for each Board meeting attended. All fees will be paid pursuant to the Retainer Plan as described above under "Timing and Manner of Payment." In addition to director's fees, directors are eligible to receive options granted pursuant to the Company's 2001 Stock Option Plan.

Subsidiary Board Service

John E. Alexander, Reeder D. Gates, William W. Griswold, Bonnie H. Howell, Hunter R. Rawlings, III and Thomas R. Salm also served as directors of Tompkins Trust Company during fiscal 2005. Tompkins Trust Company paid Messsrs. Alexander, Gates, Rawlings and Salm, in consideration of their service as members of Tompkins Trust Company's board of directors, a $6,000 annual retainer fee, and paid Mr. Griswold and Ms. Howell annual retainer fees of $1,500 and $4,500, respectively, when they were not serving as Vice Chair. All Tompkins Trust Company directors, other than Mr. Griswold and Ms. Howell when they were serving as Vice Chair, were paid a $600 meeting fee for each board meeting attended in fiscal 2005. The $6,000 annual retainer fee paid by Tompkins Trust Company to each of Messrs. Alexander, Gates, Rawlings and Salm and, in the aggregate, to Mr. Griswold and Ms. Howell, was paid pursuant to the Retainer Plan as described above under "Timing and Manner of Payment", and an aggregate of 691.50 shares of Common Stock were acquired by the Rabbi Trust under the Retainer Plan representing such retainer fees. Meeting and committee fees were paid in cash or deferred through the Tompkins Trust Company Deferred Compensation Plan [cash deferred]. Ms. Howell was paid a fee of $2,750 in cash for her service as Vice Chair of the Board of Directors of Tompkins Trust Company during the first quarter of fiscal 2005, and Mr. Griswold was paid a fee of $2,750 quarterly in cash for his service as Vice Chair of the Board of Directors of Tompkins Trust Company during the second, third and fourth quarters of fiscal 2005.

Elizabeth W. Harrison and Craig Yunker also served as directors of The Bank of Castile during fiscal 2005 and were each paid a $6,000 annual retainer fee and a $600 meeting fee by The Bank of Castile in consideration of their service as members of The Bank of Castile's board of directors. All retainer and meeting fees paid to such directors by The Bank of Castile were paid in cash.

Michael H. Spain and William D. Spain also served as directors of Mahopac National Bank during fiscal 2005 and were each paid an annual retainer fee of $17,000 by Mahopac National Bank in consideration of their service as members of Mahopac National Bank's board of directors. All retainer and meeting fees paid to such directors by Mahopac National Bank were paid in cash.

Corporate Governance Matters

Stockholder Communications with Directors

Stockholders may communicate with the Company's Board of Directors by writing to the following address: Board of Directors, Tompkins Trustco, Inc., P.O. Box 460, Ithaca, New York 14851. Both the Chairman and Vice Chair of the Company will review all correspondence and will determine whether the correspondence should be presented to the full Board. If either of them determines that a communication should be reviewed by the full Board of Directors, it will be presented to the Board for its review and consideration.

Policy Regarding Directors Attendance at Annual Meetings

The Company does not have a formal policy in place requiring the attendance of all directors at annual meetings of stockholders, although the Board strongly encourages such attendance. Code of Ethics

The Board of Directors has adopted the Tompkins Trustco Inc. Code of Ethics for Chief Executive Officer and Senior Financial Officers which applies to the Company's Chief Executive Officer and Chief Financial Officer. A copy of the Code of Ethics is available in the "Corporate Governance" section of the Company's Investor Relations website (www.tompkinstrustco.com). The Company intends to post amendments to or waivers from the Code of Ethics for Chief Executive Officer and Senior Financial Officers at this location on its website.

                             EXECUTIVE COMPENSATION

Report of the Executive/Compensation/Personnel Committee of the Board of Directors

The information contained in this report shall not be deemed to be "soliciting material", or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission (the "SEC"), or subject to the liabilities of
Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as "soliciting material" or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act.

Overview of Executive Compensation Goals and Objectives

The Executive/Compensation/Personnel Committee (the "Compensation Committee") is responsible for determining and recommending to the full Board the compensation of the Company's executive officers, including the executive officers identified in the Summary Compensation Table. A goal of the Compensation Committee is to maintain executive compensation that is fair and reasonable, consistent with the Company's size and the compensation practices of the financial services industry generally. A key objective of the Compensation Committee is to attract, develop and retain high caliber executives who are capable of maximizing the Company's performance for the benefit of its stockholders. In furtherance of this objective, the Compensation Committee periodically compares its compensation levels, practices and financial performance to those of a select group of banking institutions of similar size, geographic market and business makeup. Toward that end, the Compensation Committee considered the compensation practices of approximately 10 banking companies which it believed were reasonably comparable to the Company's asset size and performance and which were located in the northeast, primarily in New York State. The pertinent information pertaining to the companies forming the comparative group considered by the Compensation Committee was gathered from information available to the public and from a survey developed by the Independent Bankers Association of New York (IBANYS) which survey provided information about the compensation practices of community banking institutions in New York State.

Based upon the information reviewed by the Compensation Committee, the Compensation Committee believes the Company's executive compensation practices for fiscal 2005 were appropriate.

Components of Executive Compensation

The three major components of the Company's executive officer compensation are:
(i) base salary, (ii) annual bonus and (iii) long-term, equity-based incentive awards.

Base salary. The Compensation Committee annually reviews the salaries of the Company's executives. When setting base salary levels for recommendation, the Compensation Committee considers (a) competitive market conditions for executive compensation, (b) the Company's performance and (c) the individual's performance. The Company's performance is measured by the Company's strategic and financial performance in the fiscal year, with particular emphasis on earnings per share growth and return on stockholders' equity for the year. Although the Compensation Committee considers year-to-year changes in stock price in its evaluation of Company performance, the Committee does not emphasize this criterion because the Committee does not believe that short-term fluctuations in stock price necessarily reflect the underlying strength or future prospects of the Company. Individual performance is measured by the strategic and financial performance of the particular executive officer's operational responsibility in comparison to targeted performance criteria.

Annual bonus. The Company's payment of annual cash bonuses seeks to motivate executives to work effectively to achieve the Company's financial performance objectives and to reward them when objectives are met.

Long-term, equity-based awards. The Compensation Committee believes that stock option grants (1) align executive's interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in the Company's success and (3) help retain key executives in a competitive market for executive talent. While the Compensation Committee recognizes that the executives of the Company can exert very little influence on short-term fluctuations in stock price, the Compensation Committee does believe that long-term stock price appreciation reflects achievement of strategic goals and objectives. Stock option awards are based on the performance of the individual executive and his or her anticipated contribution to the achievement of the Company's strategic goals and objectives. In addition to stock options, executives may receive Common Stock through the profit sharing component of the Tompkins Trustco Inc. Employee Stock Ownership Plan.

Executive Compensation for Fiscal 2005

In determining the compensation for the Company's executive officers for fiscal 2005, including the compensation of the Company's Chief Executive Officer, the Compensation Committee considered, but did not formally weigh, a number of quantitative and qualitative performance factors to evaluate the performance of its executive officers, including its Chief Executive Officer.

The performance factors considered include (1) the Company's net income for fiscal 2005 as compared to the Company's internal targets; (2) increases in earnings per share of the Company's Common Stock for the latest 12 months; (3) the Company's return on assets, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group Percentile); (4) increases in the Company's stock price over 12 months; and (5) the Company's return on equity, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group percentile). The Compensation Committee believes that the total compensation provided to the Company's executive officers is competitive and reflects the Company's performance.

This report was prepared by the Executive/Compensation/Personnel Committee of the Board of Directors.

Members of the Compensation Committee:

William W. Griswold, Chair

Bonnie H. Howell

Reeder D. Gates

Thomas R. Salm

Craig Yunker

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2005 fiscal year were William
W. Griswold (Chair), Bonnie H. Howell, Reeder D. Gates, Thomas R. Salm and Craig Yunker. No member of the Compensation Committee was at any time during fiscal 2005 or has been at any other time an officer or employee of the Company or any of the Company's subsidiaries. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company's Board of Directors or the Compensation Committee during fiscal 2005.

Summary Compensation Table

The following table sets forth information concerning the compensation paid by the Company for each of the fiscal years ended December 31, 2005, 2004 and 2003, to its Chief Executive Officer and to each of its four other most highly compensated executive officers (based on total salary and bonus for the last completed fiscal year) (the "Named Executive Officers") who were serving as executive officers at the end of the fiscal year ended December 31, 2005, and whose compensation exceeded $100,000.


                           Annual Compensation                              All Other Compensation
----------------------------------------------------------------------------------------------------------
                                                                            Securities
                                                            Other Annual    Underlying      All Other
Name and Principal     Year      Salary         Bonus(1)    Compensation(2) Options(#)(3)  Compensation(4)
Position
----------------------------------------------------------------------------------------------------------
James J. Byrnes        2005    $437,000        $189,600              0            0        $49,141
Chairman & CEO of      2004     415,000         189,600              0            0         46,923
the Company,           2003     395,000         165,000        704,512            0         41,922
Chairman of the
Board of Tompkins
Trust Company

Stephen E. Garner      2005    $265,000        $ 80,000       $ 73,606            0        $31,682
President & CEO of     2004     252,000          80,000         63,070       14,850         30,682
Tompkins Trust         2003     240,000          75,000              0            0         28,322
Company

James W. Fulmer        2005    $230,000        $ 80,000       $      0            0        $26,202
President of the       2004     216,000          80,000        156,743       11,000         26,032
Company, Chairman,     2003     206,000          75,000              0            0         21,281
President & CEO of
The Bank of Castile

Stephen S. Romaine     2005    $197,000        $ 50,000       $242,320            0        $23,013
President & CEO of     2004     175,000          48,000              0       11,880         21,304
Mahopac National       2003     157,000          47,000              0            0         17,013
Bank

Francis M. Fetsko      2005    $180,000        $ 45,000       $  9,142            0        $20,951
Executive Vice         2004     167,000          45,000              0        9,900         20,288
President              2003     150,000          35,500         26,730            0         17,470
& Chief Financial
Officer of the
Company and
Tompkins Trust
Company

(1) These amounts represent cash awards for performance bonuses, including amounts of such bonuses deferred under the Tompkins Trustco, Inc. Deferred Compensation Plan for Selected Officers. No interest paid on such deferred compensation is reported, because such interest does not exceed 120% of the most closely corresponding long-term federal rate.

(2) In accordance with SEC rules, amounts received for perquisites (which includes such items as car allowance and club dues) and other personal benefits with a value equal to the lesser of $50,000 or 10% of the total annual salary and bonuses reported for a Named Executive Officer are not included. "Other Annual Compensation" in fiscal 2005, reflects value realized as a result of stock options exercised by Mr. Garner, Mr. Romaine and Mr. Fetsko of $65,469, $239,977 and $9,142, respectively

(3)  Where applicable, adjusted for 10% stock dividend.

(4) Includes (a) amounts matched on salary deferral pursuant to the Company's Investment and Stock Ownership Plan, (b) amounts paid pursuant to the profit sharing portion of the Company's Investment and Stock Ownership Plan and the Company's Employee Stock Ownership Plan, and (c) taxable amounts of applicable life insurance premiums paid on the Named Executive Officer's behalf by the Company.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

The Company has a severance agreement dated September 6, 1989 with James J. Byrnes, Chairman and Chief Executive Officer, which provides for severance payments in the event Mr. Byrnes's employment is terminated within two years after a "change of control" (as that term is defined in the agreement) or Mr. Byrnes's employment is terminated during a period in which events take place which seek to effect a change of control. In such circumstance, Mr. Byrnes will be entitled to a lump sum cash payment equal to approximately three times his annualized tax-includable compensation (including bonus compensation) for the five most recent taxable years ending before the date of the change of control, the immediate vesting of any awards made to Mr. Byrnes as bonus or incentive compensation and not previously paid, the termination of Mr. Byrnes's participation in any savings and/or profit sharing plan, with terminating distributions and/or vested rights under such plans to be governed by the terms of such plans and entitlement to retirement benefits.

Mr. Byrnes is a party to a Supplemental Executive Retirement Agreement with Tompkins Trust Company, and Messrs. Fulmer, Garner, Romaine and Fetsko are parties to Supplemental Executive Retirement Agreements with the Company, these SERP agreements contain change-in-control provisions and are discussed below under "Supplemental Employee Retirement Plans."

Life Insurance

Life insurance benefits are provided to certain officers of the Company, with respect to which the Company has entered into life insurance contracts. These insurance contracts are carried at cash surrender value on the Company's consolidated statements of condition. Increases in the cash surrender value of the insurance are reflected as noninterest income, and the related mortality expense is recognized as other employee benefits expense, in the Company's consolidated statements of income. Taxable amounts paid with respect to such life insurance on behalf of the Named Executive Officers are included as "All Other Compensation" in the Summary Compensation Table, above.

Stock Option Plan

The Company maintains the Tompkins Trustco, Inc. 2001 Stock Option Plan as a vehicle to encourage the continued employment of key employees of the Company and its subsidiaries, and to align their interests with those of the Company's stockholders by facilitating their purchase of a stock interest in Tompkins Trustco. Management believes that an incentive stock option plan is in the best interests of the Company and its stockholders since it will enhance the Company's ability to continue to attract and retain qualified directors, officers and other key employees.

Option Grants in Fiscal 2005

No options were granted to Named Executive Officers during fiscal 2005.

Outstanding Options of Named Executive Officers

The following table shows the aggregate number of options outstanding as of December 31, 2005 for each of the Named Executive Officers, and for all executive officers of the Company as a group.

                                             Number of Options   Average Price Per
Name                                         Outstanding         Option Outstanding ($) (1)
-------------------------------------------------------------------------------------------
James J. Byrnes                              12,100              31.200
Stephen E. Garner                            53,245              30.0037
James W. Fulmer                              40,040              27.843
Stephen S. Romaine                           21,258              39.3968
Francis M. Fetsko                            27,171              35.2283
All executive officers as a group            241,349             32.360 (2)

(1) This price represents the weighted average of the fair market value, as that term is defined in the stock option plan, of the Common Stock of the Company on the date that the options were granted.

(2) This price represents a weighted average of the exercise price of all of the options outstanding to all executive officers of the Company as of December 31, 2005.

Options Exercised and Value for Fiscal 2005

The following table sets forth information concerning the exercise of options by each Named Executive Officer during fiscal 2005 and the potential value of unexercised "in-the-money" options held by them as of the end of the fiscal year. Options are "in-the-money" if the fair market value of the underlying shares of Common Stock exceeds the exercise price of the option. The value of exercised options represents the difference between the fair market value of the shares of Common Stock on the date of exercise less the aggregate exercise price established on the grant date. The value of unexercised "in-the-money" options is based on the average price of the Company's Common Stock on December 31, 2005, the last trading day of fiscal 2005, of $44.80(1) per share, minus the exercise price, multiplied by the number of shares of Common Stock issuable upon exercise of the option. These values have not been, and may never be, realized.

        Aggregated Option Exercises During Fiscal 2005 and Option Values
                             on December 31, 2005(1)

                                                             Number of         Value of
                                                             Securities        Unexercised In-
                                                             Underlying        the-Money Options
                                                             Unexercised       at 12/31/05 ($)(1)
                                                             Options at
                                                             12/31/05(#)

                            Shares Acquired   Value          Exercisable/      Exercisable/
Name                        on Exercise (#)   Realized ($)   Unexercisable     Unexercisable
-------------------------------------------------------------------------------------------------
James J. Byrnes             --                --             9,075/3,025       $123,420/$41,140
Stephen Garner              2,390             $65,469        30,830/22,415     $687,946/$99,884
James W. Fulmer             --                --             29,040/11,000     $662,112/$16,830
Stephen S. Romaine          10,460            $239,977       4,689/16,569      $48,343/$66,519
Francis M. Fetsko           425               $9,141         12,582/14,589     $196,582/$63,490

(1)   Price adjusted for 10% stock dividend paid 2/15/05.

Deferred Profit-Sharing Plan

The Company has an Investment and Stock Ownership Plan (the "ISOP") that covers substantially all of the employees of the Company and its subsidiaries. The ISOP is a profit-sharing plan with a salary deferral arrangement meeting the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended. Pursuant to the ISOP, an employee may defer a portion of the employee's base pay, within limits specified in the ISOP. The ISOP further provides that the Company will match 100% of an employee's contribution up to 3% of the employee's base pay, and will match 50% of an employee's additional contribution to the ISOP that is greater than 3%, but not more than 5%, of the employee's base pay. In addition, the ISOP has an employer-funded profit sharing component. Profit sharing contributions are discretionary contributions determined by the Company's Board of Directors and are limited to a maximum amount as stipulated in the ISOP. The ISOP allows employees to elect to defer a portion of their profit sharing component (which deferral is not eligible for matching by the Company), or to receive cash. Amounts contributed by the Company for the accounts of the Named Executive Officers are included as "All Other Compensation" in the Summary Compensation Table.

The Company also has the Tompkins Trustco, Inc. Employee Stock Ownership Plan (the "ESOP") which covers substantially all employees of the Company. The purpose of the ESOP is to permit the Company to make discretionary profit sharing contributions to employees in the form of shares of Common Stock in order to facilitate stock ownership by employees. Contributions are determined by the Company's Board of Directors and are limited to a maximum amount as stipulated in the ESOP. Amounts accrued for the accounts of the Named Executive Officers are included as "All Other Compensation" in the Summary Compensation Table.

Retirement Plan

The Company has a non-contributory pension equity plan, the Tompkins Trustco, Inc. Retirement Plan (the "Retirement Plan"), which covers substantially all employees of the Company. The assets of the Retirement Plan are held in a separate trust and administered by the Pension Investment Review Committee of the Board of Directors.

                        Tompkins Trustco, Inc. Retirement Plan Table(1)

                                       Years of Service

Average Final       15            20           25            30           35
Earnings
--------------------------------------------------------------------------------
$  50,000.00        5,705         7,588        9,815         11,750       14,187
$  75,000.00        9,708         12,891       16,640        19,887       23,965
$100,000.00         13,711        18,193       23,465        28,024       33,743
$125,000.00         17,714        23,495       30,290        36,162       43,521
$150,000.00         21,717        28,798       37,114        44,299       53,299
$175,000.00         25,720        34,100       43,939        52,436       63,077
$200,000.00         29,724        39,402       50,764        60,574       72,855

(1) A "grandfathering" multiplier based on age and service as of January 1, 2001 will increase the benefits of certain Tompkins Trust Company employees covered under the previous Tompkins County Trust Company Retirement Plan, including Mr. Byrnes and Mr. Fetsko.

The Retirement Plan provides a retirement benefit based on "Points" defined in the Retirement Plan as a combination of age plus years of service, multiplied by "Average Final Earnings," as that term is defined in the Plan. The benefits are not subject to a reduction for federal social security benefits.

Generally, compensation used for determination of benefits under the Retirement Plan includes regular annual earnings and, as to the Named Executive Officers, all other payments of compensation from the Company, as reported in all columns of the Summary Compensation Table above. However, taxable compensation from stock options is excluded for all participants and, for highly compensated employees, which includes all of the Named Executive Officers, incentive bonus compensation and taxable fringe amounts are excluded. The annual compensation used for benefit computations of each employee under the plan will not exceed the IRC section 401(a)(17) annual compensation limit. Considering these limits, the five (5) year average annual compensation for plan years 2001-2005 is $197,000. As of December 31, 2005, Mr. Byrnes had 17 years of credited service under the Retirement Plan and his average annual compensation for purposes of the Retirement Plan was $197,000; Mr. Garner had 5 years of credited service under the Retirement Plan and his average annual compensation for purposes of the Retirement Plan was $197,000; Mr. Fulmer had 17 years of credited service under the Retirement Plan and his average annual compensation for purposes of the Retirement Plan was $192,275; Mr. Romaine had 5 years of credited service under the Retirement Plan and his average annual compensation for purposes of the Retirement Plan was $163,656; and Mr. Fetsko had 9 years of credited service under the Retirement Plan and his average annual compensation for purposes of the Retirement Plan was $155,284. Certain of the Company's employees, including Messrs. Byrnes and Fetsko, are covered by the Retirement Plan's "grandfathering" provisions, as a result of which their accrued benefit is increased by 100% and 60% respectively.

Under the plan, normal retirement age is 65 with reduced benefit payments for early retirement following age 55 to age 65.

Supplemental Employee Retirement Plans

Tompkins Trust Company has a Supplemental Executive Retirement Agreement with Mr. Byrnes dated July 12, 1994. This SERP agreement provides Mr. Byrnes: (i) with an annual retirement benefit at age 65 equal to 50% of his highest average earnings (as defined in the SERP agreement) using five consecutive calendar years of his employment with Tompkins Trust Company, less (a) benefits payable to Mr. Byrnes under Tompkins Trust Company's retirement plan and (b) social security benefits. The retirement benefit is payable monthly and subject to reduction in the event Mr. Byrnes retires prior to age 65; (ii) in the event of
(a) short-term disability, with benefits in an amount sufficient to continue Mr. Byrnes's annual earnings immediately prior to such disability (taking into account disability benefits otherwise payable under Tompkins Trust Company's disability policies) for a period of up to 26 weeks and, (b) long-term disability, with benefits equal to those payable upon retirement, without regard to age, but subject to reduction of long-term disability payments; and (iii) in the event of a change in control, as defined in Mr. Byrnes's severance agreement, with a single, lump-sum distribution equal to the present value of the annual retirement benefit otherwise payable to Mr. Byrnes upon retirement at age 65. Except in the event of a change in control, no benefits are payable under the SERP agreement if Mr. Byrnes's employment is terminated for cause, or he engages in competition (as defined in the SERP agreement) with Tompkins Trust Company or he performs acts of willful malfeasance or gross negligence in a matter of material importance to Tompkins Trust Company. Mr. Byrnes's SERP agreement is not an employment agreement and does not confer upon him any right to continued employment.

The projected annual retirement benefit to Mr. Byrnes at age 65 is currently $294,764, inclusive of payments from the Tompkins Trust Company's retirement plan, the SERP aggreement and social security.

In December 2005, Messrs. Fulmer, Garner, Romaine and Fetsko, each a Named Executive Officer, entered into Supplemental Executive Retirement Agreements with the Company, which, among other things, replaced the SERP agreements and employment agreements that were previously in place with Mr. Fulmer, Mr. Garner and Mr. Romaine. The December 2005 SERP agreements provide the covered executive officers with the following retirement, death, disability and change of control benefits:

      o Retirement Benefits. Upon their retirement, covered executive officers are eligible to receive payment of his or her annual retirement benefit amount, which is equal to 75% of the executive's earnings, less (a) the annual amount payable under any single life annuity provided under the Company's Retirement Plan and (b) any social security benefits. The retirement benefit is payable monthly until the executive officer's death and is subject to reduction depending upon the executive's age and years of service as of the date of his or her retirement. For purposes of this benefit, an executive officer's "earnings" will be the average of the executive officer's five highest calendar years of base salary. The projected annual retirement benefit to Mr. Fulmer at age 65 is currently $172,500; the projected annual retirement benefit to Mr. Garner at age 65 is currently $198,750; the projected annual retirement benefit to Mr. Romaine at age 65 is currently $147,750; and the projected annual retirement benefit for Mr. Fetsko at age 65 is currently $135,000. All these amounts are inclusive of payments from the Company's Retirement Plan, SERP agreements and social security benefits.

      o   Death Benefits. In the event of the covered executive officer's death
(i) after retirement, his or her spouse will be paid (monthly) 50% of the executive officer's annual retirement benefit until the spouse's death, and (ii) prior to retirement, his or her spouse will be paid (monthly) 50% of the vested portion of the executive officer's annual retirement benefit until the spouse's death, provided the spouse survives until the executive officer's designated retirement age in the SERP agreement.

      o Disability Benefits. Upon a covered executive officer becoming disabled, he or she is entitled to payment of his or her retirement benefits commencing at the executive officer's designated retirement date in the SERP agreement, but with the assumption that the executive officer has completed 20 yeas of service and is 100% vested in the benefit under the SERP agreement as of the date of his or her disability. In the event of the executive officer's death after disability, the executive officer's spouse will be entitled to payment of the death benefits described above.

      o Change of Control Benefits. In the event of a change in control, the covered executive officer will be deemed to have completed twenty (20) years of service and will be 100% vested in the benefit under the SERP agreement. Covered executive officers could be entitled to certain severance benefits following a change of control of the Company (as defined in the SERP agreements). If, within three years following a change in control the executive officer is terminated, other than for cause and subject to the discretion of the Company's executive committee, or, the executive officer's role or compensation is significantly reduced, then for a period of three years, the executive officer is entitled to
(a) payment of his or her base salary in effect immediately prior to the change in control, but subject to reduction by 20% to 100% depending on the executive's age at the time of his or her termination, (b) the executive's bonus and profit sharing compensation, which will be the average of the executive's bonus and profit sharing compensation earned for the two most recently completed fiscal years of the Company and (c) continuation of all welfare benefits that he or she was participating in immediately prior to the change in control.

In addition, the SERP agreements with Messrs. Fulmer, Garner, and Romaine provide that in the event the executive officer's employment is terminated without cause (other than upon a change of control, death or disability), then the executive officer is entitled to (a) payment of his or her base salary in effect immediately prior to the executive officer's termination of employment and (b) participate (but not required) in the Company's welfare benefits. These severance benefits are payable for a period of 24 months to Mr. Fulmer, 18 months to Mr. Garner and 12 months to Mr. Romaine.

Further, under the SERP agreements, in the event Messrs. Fulmer's, Romaine's, Garner's or Fetsko's employment is involuntarily terminated (other than for cause) at any time, or voluntarily terminated after reaching age 55 and after completing 10 years of service, but prior to his designated retirement age in his SERP agreement, he will be entitled to payment of his retirement benefits on his designated retirement date, or, in the event of his death, his spouse will be entitled to payment of the death benefits described above.

No benefits are payable under the SERP agreements if the covered executive officer's employment is terminated for cause, or he or she engages in competition with the Company. And, if the executive officer voluntarily terminates his or her employment before age 55 and before completion of 10 years of service, other than because of death, disability or change of control, he or she will not be entitled to payment of any retirement benefits. The SERP agreements are not employment agreements and do not confer upon the covered executive officers any right to continued employment with the Company or any of its subsidiaries.

Deferred Compensation Plan for Selected Officers

The Company maintains a nonqualified deferred compensation plan for a select group of officers. This plan allows participating employees to defer receipt of all or a portion of bonuses and profit sharing payments otherwise payable to them until a future date. The Investment Committee, which is a subcommittee of the Executive/Compensation/Personnel Committee, directs the investment of these monies. Amounts deferred under the deferred compensation plan on the part of the Named Executive Officers are included as "Bonus" in the Summary Compensation Table.

Post-Retirement Life Insurance and Medical Insurance

The Company offers post-retirement life insurance coverage to employees who have worked for the Company for 10 or more years and who retire at or after age 55. All of the Named Executive Officers are entitled to receive life insurance coverage under this policy.

Additionally, Tompkins Trust Company offers post-retirement medical coverage to certain employees. Retiree medical insurance subsidized by the Company has been eliminated for new hires after December 31, 2004. The current Tompkins Trust Company retirees and active eligible employees (at least 55 years of age and 10 years of service as of December 31, 2004) are a "grandfathered group" and as such continue to receive a portion of their retiree medical benefit from the Company. There is currently a $3,000 annual cap on the employer payments. The plan of benefits and the employer subsidy will be evaluated annually. All other active employees received a notional Health Reimbursement Account (HRA). Monies in this account will be available to individuals who retire from the Company. The FAS 106 APBO that is attributable to each employee determined the amount of "seed money" for these HRA's.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2005, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time.


                      Equity Compensation Plan Information

                                                                                            Number of securities
                                       Number of securities                                 remaining available for
                                       to be issued             Weighted-average            future issuance under
                                       upon exercise of         exercise price of           equity compensation plans
Plan Category                          outstanding options,     outstanding options,        (excluding securities
                                       warrants and rights      warrants and rights (1)     reflected in column (a))
                                               (a)                     (b)                             (c)
---------------------------------------------------------------------------------------------------------------------
Equity compensation                         571,694                  $34.3485                       580,377
plans approved by
security holders(2)

Equity compensation                               0                         0                             0
plans not approved by
security holders

Total                                       571,694                  $34.3485                       580,377

(1) This price represents the weighted average exercise price of all outstanding options.

(2) Includes the Tompkins Trustco, Inc. 2001 Stock Option Plan, the Tompkins County Trustco, Inc 1998 Stock Option Plan, and the Tompkins County Trust Company 1992 Stock Option Plan.

                             STOCK PERFORMANCE GRAPH

The information contained in the Stock Performance Graph section of this proxy statement shall not be deemed to be "soliciting material", or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as "soliciting materials" or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The following graph sets forth comparative information regarding the Company's cumulative total stockholder return on its Common Stock over the five-year period ended December 31, 2005. Cumulative total stockholder return is measured by dividing cumulative dividends (assuming dividend reinvestment) plus the change in the Common Stock share price during the measurement period by the share price at the beginning of the measurement period. The Company's cumulative total stockholder return for the five-year period based upon an initial investment of $100 is compared to the cumulative total return of the NASDAQ Stock Market (U.S. Companies) and the SNL Securities L.P. Bank Index, assuming the reinvestment of dividends. The stock prices on the performance graph are not necessarily indicative of future stock price performance.


                            Total Return Performance


                               [GRAPHIC OMITTED]







                                                             Period Ending
                                   ---------------------------------------------------------------
      Index                        12/31/00   12/31/01   12/31/02   12/31/03   12/31/04   12/31/05
      --------------------------------------------------------------------------------------------
      Tompkins Trustco, Inc.         100.00     148.51     167.06     196.92     234.79     222.19
      NASDAQ Composite               100.00      79.18      54.44      82.09      89.59      91.54
      SNL Bank Index                 100.00     101.00      92.61     124.93     140.00     141.91

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's capital stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based upon on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2005 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were satisfied.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Company and its affiliated companies, members of their immediate families and companies or firms with which they are associated, were customers of, or had other transactions with, the Company in the ordinary course of business during fiscal 2005. Any and all loans and commitments to loan to such individuals were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2005, the balance of all such loans included in total loans was $10,854,000. None of the loans outstanding to directors or executive officers of the Company, or members of their immediate families or companies or firms with which they are associated, were nonperforming at December 31, 2005.

Russell K. Achzet, a current director and a director nominee for consideration at the Meeting, was the founder and the majority shareholder of AM&M Financial Services, Inc., which the Company acquired, by merger, in January 2006, and is now a wholly-owned subsidiary of the Company. Under the terms of the agreement and plan of merger, the Company acquired all of the issued and outstanding shares of AM&M capital stock, including those shares held by Mr. Achzet, for an initial consideration of $2,375,000 paid in cash and 53,976 shares of Company Common Stock. In addition to the merger consideration paid at closing, additional contingent amounts of up to $8.5 million (payable one-half in cash and one-half in Company Common Stock) may be paid over a period of four years from closing. For his ownership interest in AM&M, Mr. Achzet received, as his portion of the initial merger consideration, $1,687,400 in cash and 33,119 shares of Company Common Stock. Mr. Achzet is also eligible to receive contingent payments of up to $5.2 million, payable in equal amounts of cash and Company Common Stock, depending on the earnings performance of AM&M over the next four years. In connection with the Company's acquisition of AM&M, Mr. Achzet entered into a consulting agreement with AM&M Financial Services, which will expire on January 1, 2010. Under the terms of the consulting agreement, Mr. Achzet will provide certain management consulting and business referral services for AM&M. In consideration for his services, Mr. Achzet will be paid a monthly fee, on a declining basis. Mr. Achzet will be paid $9,093 per month in 2006, $6,360 per month in 2007, $3,363 per month in 2008 and $3,484 per month in 2009.

James R. Hardie, a director of the Company and Vice Chairman of Tompkins Insurance Agencies, Inc., is the managing member of a limited liability company that leases space located in Attica, New York, to Tompkins Insurance Agencies. The total amount paid to the limited liability company in fiscal 2005 was $27,000. The Company expects to pay $14,400 to the limited liability company in fiscal 2006. Mr. Hardie continues to be employed by Tompkins Insurance Agencies as a producer, for which he is paid a nominal annual salary plus benefits totaling less than $60,000 in fiscal 2005. In addition, Mr. Hardie's son is employed by Tompkins Insurance Agencies and his annual salary plus commissions in fiscal 2005 exceeded $60,000.

Michael H. Spain, a director of the Company and of Mahopac National Bank, is the president and owner of the Spain Agency, Inc. an insurance agency that placed the Company's current workers compensation and statutory disability insurance coverage during fiscal 2005. The aggregate of any commissions and/or fees received by the Spain Agency for the placement of such insurance was less than $60,000 during fiscal 2005.

William D. Spain, Jr., a director of the Company and a director and Chairman of Mahopac National Bank, is Managing Partner of Spain & Spain, PC, a firm that provides legal services to Mahopac National Bank. The fees paid to Spain & Spain, PC by Mahopac National Bank for legal services during fiscal 2005 were less than $60,000.

        REPORT OF THE AUDIT/EXAMINING COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit/Examining Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit/Examining Committee is composed of three non-employee directors, all of whom are "independent directors" under Section 121(A) of the AMEX listing standards and Rule 10A-3 under the Exchange Act.

The Audit/Examining Committee operates under a written charter approved by the Board of Directors, a copy of which was included as Appendix A to the Company's proxy statement, filed with the SEC on April 6, 2004. The Audit/Examining Committee's primary duties and responsibilities are: to oversee the Company's accounting and financial reporting process and the audit of the Company's financial statements and to monitor the integrity of the Company's financial statements; to monitor the independence and qualifications of the Company's independent auditor; monitor the performance of the Company's independent auditor and internal auditing department; provide an avenue of communication among the Company's independent auditor, management, the internal auditing department, and the Board of Directors; and to monitor compliance by the Company with legal and regulatory requirements. The Audit/Examining Committee is also directly responsible for the appointment and compensation of the Company's independent auditor.

The Audit/Examining Committee met five times during fiscal 2005 and reports to the Board of Directors on a quarterly basis. The Audit/Examining Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit/Examining Committee's meetings include, whenever appropriate, executive sessions with the Company's independent auditors and with the Company's internal auditors, in each case without the presence of the Company's management.

The Audit/Examining Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. It has direct access to the independent auditors and to any employee or officer of the Company it deems necessary. The Audit/Examining Committee has the ability to retain, at the Company's expense and at compensation it deems appropriate, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants, KPMG LLP ("KPMG"), are responsible for performing an independent audit of the Company's consolidated financial statements and an audit of the Company's internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America and to issue reports thereon.

In connection with its responsibilities, the Audit/Examining Committee met with management and with KPMG to review and discuss the Company's audited consolidated financial statements for the fiscal year ended December 31, 2005. The Audit/Examining Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received written disclosures and a letter from KPMG required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG its independence.

Based upon the Audit/Examining Committee's discussions with management, the Company's internal auditor, and KPMG and the Audit/Examining Committee's review of the information described in the preceding paragraph, the Audit/Examining Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2005, be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Members of the Audit/Examining Committee:

Bonnie H. Howell, Chair

John E. Alexander

Thomas R. Salm

William W. Griswold, Alternate

                              INDEPENDENT AUDITORS

The Audit/Examining Committee has retained KPMG LLP ("KPMG") to continue as independent auditors and to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2006. A representative of KPMG is expected to attend the Meeting and will have an opportunity to make statements and respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

KPMG is the Company's independent auditor. The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2004 by KPMG:

                                 2005                   2004
                                 ----                   ----

Audit Fees:                   $ 228,500              $ 226,500

Audit-Related Fees:           $  95,000              $ 225,000

Tax Fees:                     $  85,165              $  83,310

All Other Fees:               $       0              $   4,900

Audit Fees: These are fees for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, and for services that would normally be provided by the Company's auditor in connection with statutory and regulatory filings or engagements for the periods covered.

Audit-Related Fees: These are fees for assurance and related services that are reasonably related to performance of audit or review of the Company's consolidated financial statements and are traditionally performed by the Company's independent accountant. More specifically, these include fees billed for the audit of internal controls over financial reporting in accordance with the Public Company Accounting Oversight Board, including FDICIA reporting.

Tax Fees: These are fees for professional services rendered regarding tax compliance, tax advice or tax planning. More specifically, these include fees billed for tax return preparation, quarterly estimates, tax planning and tax related research.

All Other Fees: These are fees for all other products and services provided by the Company's independent accountant that do not fall within the previous categories. More specifically, these include fees for review of the SEC Form S-3, Tompkins Trustco, Inc. Dividend Reinvestment and Direct Stock Purchase and Sale Plan in fiscal 2004.

All non-audit services were reviewed with the Audit/Examining Committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of that firm's independence and the conduct of its auditing functions.

Audit/Examining Committee Pre-Approval Policy

The Audit/Examining Committee pre-approves all audit services and permitted non-audit services (including the fees and terms of such services) to be provided to the Company by its independent auditor, other than non-audit services falling within the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit/Examining Committee prior to the completion of the audit. The Audit/Examining Committee may delegate to one or more designated members of the Audit/Examining Committee the authority to grant pre-approvals of audit services and permitted non-audit services, provided that decisions of such designated member(s) to pre-approve one or more such services shall be reported to the full Audit/Examining Committee at its next scheduled meeting.

All audit and non-audit services provided by the Company's independent auditor for fiscal 2005 and fiscal 2004 were pre-approved by the Company's Audit/Examining Committee.

                              STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2007 annual meeting and that stockholders desire to have included in the Company's proxy materials relating to such meeting must be received by the Company no later than December 8, 2006, which is 120 calendar days prior to the anniversary of the Company's mailing of this proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

Under the Company's Bylaws, in order to be deemed properly presented, notice must be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company not less than the close of business on the 120th calendar day prior to the date on which the Company first mailed its proxy materials for this year's Meeting. The stockholder's notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting (a) a description in reasonable detail of the business desired to brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (c) the number of shares of the Company that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any personal or other material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business. In addition, a stockholder seeking to submit such business at an annual meeting shall promptly provide any other information reasonably requested by the Corporation. If a stockholder gives notice of such a proposal after the Bylaw deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

In addition, the proxy solicited by the Board of Directors for the 2007 annual meeting of stockholders will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which the Company has not been provided with notice prior to December 8, 2006, and (ii) on any other proposal (notwithstanding timely notice), if the 2007 proxy statement briefly describes the matter and how management will direct the proxy holders to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended.

                                    FORM 10-K

A copy of the Company's Annual Report on Form 10-K filed with the SEC is available without charge at our website (http://www.tompkinstrustco.com) or by writing to: Tompkins Trustco, Inc., ATTN: Francis M. Fetsko, Executive Vice President & Chief Financial Officer, P.O. Box 460, Ithaca, New York 14851. In addition, the Annual Report on Form 10-K (with exhibits) is available at the SEC's Internet site (http://www.sec.gov).

                                  OTHER MATTERS

The Board of Directors knows of no business to be presented for stockholder action at the Meeting other than the election of directors. If any additional matters should be presented, it is intended that the enclosed proxy will be voted in accordance with the judgment of the person or persons acting under the proxy.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Meeting, you are urged to vote your proxy promptly. You may vote by telephone, via the Internet, or mark, sign, date, and return the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. Your proxy may be revoked prior to its exercise by filing with the Company's Corporate Secretary prior to the Meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting, filing a written notice of revocation with the Corporate Secretary at the Meeting prior to the vote, and voting in person.



Dated:  April 7, 2006                 By Order of the Board of Directors


                                      /s/ LINDA M. CARLTON
                                      ------------------------------------------
                                      Linda M. Carlton
                                      Asst. Vice President & Corporate Secretary

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







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





                      P.O. Box 460, Ithaca, New York 14851
                                 (607) 273-3210
                             www.tompkinstrustco.com

                        ANNUAL MEETING OF STOCKHOLDERS OF
                             TOMPKINS TRUSTCO, INC.
                                   May 8, 2006

                            PROXY VOTING INSTRUCTIONS

                                                      COMPANY NUMBER   12037

                                                      ACCOUNT NUMBER => | |

                                                      CONTROL NUMBER => | |


MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

                                     - OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

                                     - OR -

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
--------------------------------------------------------------------------------



PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLACK OR BLUE INK AS SHOWN HERE [X]

The Board recommends a vote FOR all Director Nominees.
                            ---

1.   Election of five (5) Directors for a term of three years expiring in 2009:

     [ ] FOR ALL NOMINEES                      NOMINEES:

     [ ] WITHHOLD AUTHORITY                    ( ) Russell K. Achzet
         FOR ALL NOMINEES
                                               ( ) James W. Fulmer
     [ ] FOR ALL NOMINEES EXCEPT
         (See INSTRUCTIONS below.)             ( ) James R. Hardie

                                               ( ) Patricia A. Johnson

                                               ( ) Thomas R. Salm

INSTRUCTIONS: To withhold authority to vote for any individual Nominee(s), mark "FOR ALL NOMINEES EXCEPT" and fill in the circle next to each Nominee(s) with respect to whom you withhold authority to vote, as shown here: [X]



2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Management at present knows of no other business to be presented at the meeting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.





To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]




Signature of Stockholder _________________Date  _______,  2006   Signature of Stockholder __________________ Date________, 2006

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                             TOMPKINS TRUSTCO, INC.

          Annual Meeting of Stockholders to be held Monday, May 8, 2006



                       YOUR VOTING CARD IS ATTACHED BELOW.

      You may vote by telephone, via the Internet or by conventional mail.

       Please read the other side of this card carefully for instructions.

             However you decide to vote, your representation at the

      Annual Meeting of Stockholders is important to Tompkins Trustco, Inc.


















                          PROXY/VOTING INSTRUCTION CARD

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             TOMPKINS TRUSTCO, INC.

          FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MONDAY, MAY 8, 2006

The undersigned stockholder of TOMPKINS TRUSTCO, INC. (the "Company") hereby constitutes and appoints Francis M. Fetsko and Linda M. Carlton, and each of them, as agent and proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company and that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 5:30 p.m. at the Country Club of Ithaca, 189 Pleasant Grove Road, Ithaca, NY, on Monday, May 8, 2006, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

THE UNDERSIGNED HEREBY INSTRUCTS THE SAID PROXIES (I) TO VOTE IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE, BUT IF NO INSTRUCTION IS GIVEN ON THE REVERSE SIDE, TO VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, AND (II) TO VOTE IN THEIR DISCRETION WITH RESPECT TO SUCH OTHER MATTERS (INCLUDING MATTERS INCIDENT TO THE CONDUCT OF THE MEETING), AS MAY PROPERLY COME BEFORE THE MEETING.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated April 7, 2006, relating to the Annual Meeting of Stockholders to be held May 8, 2006. (Signature on the reverse side is required.)

         (Continued and to be marked, signed and dated on reverse side.)

COMMENTS: